QUALITY SEMICONDUCTOR, INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                          To Be Held February 27, 1997

TO THE SHAREHOLDERS:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of QUALITY SEMICONDUCTOR, INC. (the "Company") will be held on Thursday, February 27, 1997, at 12:15 p.m., local time, at the Company's principal executive offices, located at 851 Martin Avenue, Santa Clara, California 95050 for the following purposes:

     1. To elect directors to serve for the ensuing year and until their successors are elected and qualified; and

     2. To approve amendments to the Company's 1995 Stock Option Plan to increase the number of shares available for issuance thereunder by 500,000 shares, to further increase the option pool by up to 200,000 shares through the repurchase of the Common Stock of the Company in the open market (142,500 shares have been repurchased as of December 31, 1996) and to require that all nonstatutory options granted under the 1995 Stock Option Plan must equal at least 100% of the fair market value of the Common Stock of the Company on the date of the grant;

     3. To ratify the appointment of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending September 30, 1997; and

     4. To transact such other business as may properly come before the meeting or any postponement or adjournment(s) thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     Only shareholders of record at the close of business on December 31, 1996 ("Record Date") are entitled to notice of and to vote at the meeting and any adjournment(s) thereof.

     All shareholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed Proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any shareholder attending the meeting may vote in person even if such shareholder returned a Proxy.

                                                  FOR THE BOARD OF DIRECTORS


                                                  Stephen H. Vonderach
                                                  Vice President of Finance and
                                                  Chief Financial Officer
Santa Clara, California
January 23, 1997


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                                   IMPORTANT
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WHETHER  OR NOT YOU PLAN TO ATTEND  THE  MEETING,  PLEASE  SIGN AND  RETURN  THE
ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. IF A QUORUM IS NOT REACHED, THE COMPANY WILL HAVE THE ADDED EXPENSE OF RE-ISSUING THESE PROXY MATERIALS. IF YOU ATTEND THE MEETING AND SO DESIRE, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON. THANK YOU FOR ACTING PROMPTLY.

--------------------------------------------------------------------------------

                           QUALITY SEMICONDUCTOR, INC.

                                  ------------

                                 PROXY STATEMENT


                 INFORMATION CONCERNING SOLICITATION AND VOTING

General

         The enclosed Proxy is solicited on behalf of the Board of Directors of Quality Semiconductor, Inc. (the "Company"), for use at the Annual Meeting of Shareholders to be held on Thursday, February 27, 1997, at 12:15 p.m., local time, or at any postponement or adjournment(s) thereof, for the purposes set forth herein and in an accompanying Notice of Annual Meeting of Shareholders. The Annual Meeting will be held at the Company's principal executive offices, located at 851 Martin Avenue, Santa Clara, California 95050. The Company's telephone number at that location is (408) 450-8000.

         These proxy solicitation materials were mailed to shareholders on or about January 23, 1997. The cost of soliciting these proxies will be borne by the Company.

Revocability of Proxies

         Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use either (i) by delivering to the Company (Attention: Stephen Vonderach) a written notice of revocation or a duly executed proxy bearing a later date or (ii) by attending the meeting of shareholders and voting in person.

Voting

         Generally, each share of Common Stock entitles its holder to one vote on matters to be acted upon at the meeting, including the election of directors. However, if, prior to the voting to elect directors, any shareholder gives notice at the meeting of his or her intention to cumulate his or her votes, and if the names of the candidate or candidates for whom that shareholder intends to vote have been placed in nomination prior to the voting, then all shareholders may cumulate their votes for candidates in nomination. This means that each shareholder may give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares he or she holds, or such shareholder may distribute that total number of votes among as many candidates as he or she thinks fit. On all matters except the election of directors, each share carries one vote. The seven directors receiving the highest number of votes will be elected.

Record Date and Share Ownership

         Only shareholders of record at the close of business on December 31, 1996 are entitled to notice of and to vote at the meeting. At the record date, 5,976,472 shares of the Company's Common Stock were issued and outstanding.

Quorum; Abstentions; Broker Non-Votes

         The required quorum for the transaction of business at the Annual Meeting is a majority of the shares of Common Stock issued and outstanding on the Record Date. Shares that are voted "FOR," "AGAINST" or "WITHHELD FROM" a matter are treated as being present at the meeting for purposes of establishing a quorum and are also treated as shares "represented and voting" at the Annual Meeting with respect to such matter.

         While there is no definitive statutory or case law authority in California as to the proper treatment of abstentions, the Company believes that abstentions should be counted for purposes of determining both (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of votes cast with respect to a proposal. In the absence of controlling precedent to the contrary, the Company intends to treat abstentions in this manner. Accordingly, abstentions will have the same effect as a vote against a proposal.

         Broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but will not be counted for purposes of determining the number of votes cast with respect to a proposal.

                      PROPOSAL NO. 1: ELECTION OF DIRECTORS

Nominees

         A board of seven directors will be elected at the meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the nominees named below, regardless of whether any other names are placed in nomination by anyone other than one of the proxy holders. In the event that any such nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxy holders will vote in their discretion for a substitute nominee. It is not expected that any nominee will be unavailable. The term of office of each person elected as a director will continue until the next Annual Meeting of Shareholders or until his or her successor has been elected and qualified.

The names of the nominees, their ages as of February 27, 1997, and certain other information about them are set forth below:


Name of Nominee      Age    Principal Occupation                 Director Since

Chun P. Chiu          55    Chairman of the Board of                  1988
                            Directors and Chief Technical Officer
R. Paul Gupta         58    President and Chief Executive Officer     1995
Andrew J. S. Kang     45    Director                                  1992
Manohar L. Malwah     49    Director                                  1988
Robert L. Puette      55    Director                                  1992
Masaharu Shinya       53    Director                                  1988
David D. Tsang        54    Director                                  1996

         Except as set forth below, each of the nominees has been engaged in his principal occupation set forth above during the past five years.

         Mr. Chiu, one of the Company's founders, has served as the Company's Chairman of the Board since its inception in 1988, Chief Executive Officer from inception until March 1996 and President from inception until June 1994. In March of 1996 he became the company's Chief Technical Officer. In 1980, Mr. Chiu co-founded Integrated Device Technology, Inc. ("IDT"), a semiconductor manufacturer, and served in various management positions at IDT through 1988, most recently as Director, Business Development for Japan and Far East. Mr. Chiu holds an MSEE degree from Oregon State University and a BSEE degree from Waseda University, Tokyo, Japan.

         Mr. Gupta has served as Chief Executive Officer since March 1996, Chief Operating Officer from February 1993 to March 1996 and as a director of the Company since August 1995. He served as Vice President of Operations from August 1992 until June 1994. From 1988 to 1992, Mr. Gupta served as President of Blackship Computers, a systems integration company. Mr. Gupta holds a BSEE degree from California State University-San Luis Obispo.

     Dr. Malwah has served as a director since the Company's inception in 1988. Dr. Malwah has been an independent consultant since October 1995. He served as Senior Vice President of the Company from 1989 to June 1994, and as Chief Technical Officer from 1989 to 1995. Dr. Malwah holds a Ph.D. in electrical engineering from the University of Texas at Austin and an MS degree from Punjab University, India.

     Mr. Kang has served as a director of the Company since 1992. Mr. Kang was President of Polytronix, Inc., a manufacturer of LCD devices in Richardson, Texas, from 1992 to 1994. In addition, Mr. Kang has been President of Technology Associates Corporation, a Taiwanese venture capital management company, since September 1990.

     Mr. Puette has served as a director of the Company since 1992. Mr. Puette has been the President and Chief Executive Officer of NetFRAME Systems, Inc., a computer company, since 1994. From 1990 to 1993, Mr. Puette served as president of Apple USA, a computer manufacturer. Prior to 1990, Mr. Puette served as a group general manager of Hewlett-Packard Company, an electronics and systems company. Mr. Puette also serves as a director of Cisco Systems, Inc., a networking company and NetFRAME Systems, Inc., a computer company.

     Mr. Shinya has served as a director of the Company since its inception in 1988. Mr. Shinya has served as President of Kanematsu Semiconductor Corporation, a distributor of electronics products in Tokyo, Japan, since 1990. Kanematsu Semiconductor Corporation is a subsidiary of Kanematsu Corporation, a large Japanese trading house.

     Mr. Tsang has been President and Chief Executive Officer of Oak Technology, Inc. ("Oak") since he founded the company in July 1987 and a director of Oak since October 1987. He has also served as Chairman of the Board of Directors of Oak since January 1991. Mr. Tsang has also held the position of Chief Financial Officer and Secretary of Oak. Mr. Tsang holds a BSEE degree in electrical engineering from Brigham Young University and an MS degree in electrical engineering from the University of Santa Clara.

Board Meetings and Committees

         The Board of Directors held a total of nine meetings during the fiscal year ended September 30, 1996. The Board of Directors has an Audit Committee, a Compensation Committee, and a Stock Compensation Committee. It does not have a nominating committee or a committee performing the functions of a nominating committee.

         The Audit Committee of the Board of Directors currently consists of directors Kang and Puette, and held five meetings during the last fiscal year. The Audit Committee recommends engagement of the Company's independent auditors, reviews the scope of the audit, considers comments made by the independent auditors with respect to the Company's internal control structure, including systems, procedures and internal accounting controls and the consideration given thereto by management, and reviews the Company's system of internal controls, including systems, procedures and internal accounting controls, with the Company's financial and accounting staff.

         The Compensation Committee of the Board of Directors currently consists of directors Chiu, Malwah, Kang and Puette, and held one meeting during the last fiscal year. The Compensation Committee, in conjunction with the Board of Directors, establishes salaries, incentives and other forms of compensation for directors, officers and other employees. Mr. Chiu, who is an employee of the Company, does not participate in deliberations of the Compensation Committee relating to his compensation.

         The Stock Compensation Committee currently consists of directors Kang and Puette, and held four meetings during the last fiscal year. The Stock Compensation Committee administers the various incentive compensation and benefit plans (including the Company's stock purchase and stock option plans) and recommends policies relating to such plans.

         None of the incumbent directors attended fewer than 75% of the aggregate number of meetings of the Board of Directors and meetings of the committees of the Board of Directors on which he serves held during the fiscal year ended September 30, 1996.

Director Compensation

         Each non-employee director of the Company receives a fee of $500 ($1000 if traveling from outside California and $2,000 if traveling from outside from the United States) for each meeting of the Board of Directors or Board committees attended by such director, and is reimbursed for out-of-pocket expenses incurred in connection with attendance at meetings of the Board of Directors and committees. During the fiscal year ended September 30,1996, Messrs. Kang, Puette and Shinya received aggregate fees of $7,000, $2,000 and $6,000, respectively, for their services as directors. In addition, Messrs. Kang and Puette received aggregate fees of $10,000 each for their services as members of the Audit and Compensation Committees. In addition to certain stock option grants to directors described below, non-employee directors also are eligible to receive stock option grants pursuant to the Company's 1993 Directors' Stock Option Plan (the "1993 Directors' Plan"). During the fiscal year ended September 30,1996, Messrs. Kang, Puette and Shinya each received a stock option to purchase 2,500 shares of Common Stock and Mr. Tsang received a stock option to purchase 10,000 shares of common stock under the 1993 Directors' Plan.

Recommendation of the Board of Directors

         The Board of Directors recommends a vote FOR all of the nominees listed above.


             PROPOSAL NO. 2: AMENDMENT TO THE 1995 STOCK OPTION PLAN

         At the Annual Meeting, the Company's shareholders are being asked to approve amendments to the Company's 1995 Stock Option Plan (the "1995 Option Plan") to increase the number of shares available for issuance thereunder by 500,000 shares, to further increase the option pool by up to 200,000 shares through the repurchase of the Common Stock of the Company in the open market (142,500 shares have been repurchased as of December 31, 1996) and to require that all nonstatutory options granted under the 1995 Stock Option Plan must equal at least 100% of the fair market value of the Common Stock of the Company on the date of the grant. The following is a summary of principal features of the 1995 Option Plan. The summary, however, does not purport to be a complete description of all the provisions of the 1995 Option Plan. Any shareholder of the Company who wishes to obtain a copy of the actual plan document may do so upon written request to the Vice President of Finance at the Company's principal offices in Santa Clara, California.

General

         The 1995 Option Plan was adopted by the Board in November 1995 to replace the 1989 Stock Option Plan (the "1989 Option Plan"). The Board initially reserved 275,000 shares of Common Stock for issuance under the 1995 Option Plan. The 1995 Option Plan was approved by the Company's shareholders at the Company's 1996 Annual Meeting of Shareholders held in February 1996.

         As of December 31, 1996, options to purchase an aggregate of 357,056 shares of Common Stock (net of options canceled) had been granted pursuant to the 1995 Option Plan, options to purchase 2,761 shares had been exercised, options to purchase 354,295 shares remained outstanding at weighted average exercise price of $4.25 per share, and 60,444 shares remained available for future grant (not including the additional 500,000 shares reserved by the Board of Directors for which shareholder approval is being requested). As of December 31, 1996, the market value of all shares of Common Stock subject to outstanding options under the 1995 Option Plan was $3,188,655 based upon the closing sale price of $9.00 for the Company's Common Stock as reported on the Nasdaq Stock Market on such date. Shares not purchased under an option prior to its expiration will be available for future option grants under the 1995 Option Plan.

         In February 1996, the Board of Directors approved an amendment to the 1995 Option Plan to increase the number of shares available for issuance thereunder by up to 200,000 through the repurchase of the Common Stock of the Company in the open market. As of December 31, 1997, 142,500 shares of Common Stock had been repurchased pursuant to this authorization. In January, 1997, the Board of Directors approved an amendment to the 1995 Option Plan to increase the number of shares reserved for issuance thereunder by an additional 500,000 shares to an aggregate of up to 975,000 shares. The Board believes that, in order to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to the employees and consultants of the Company and to promote the success of the Company's business, it is necessary to grant options to purchase Common Stock to the Company's employees and consultants at an exercise price equal, at least, to the market price of the Company Common Stock on the date of the grant. Currently, only approximately 765 shares remain available for issuance pursuant to the Company's 1989 Option Plan and 60,444 shares remain available for issuance pursuant to the Company's 1995 Option Plan. Accordingly, shareholders are being asked to approve the amendments to the 1995 Option Plan as approved by the Board of Directors at the Annual Meeting.

         Options granted under the 1995 Option Plan may be either "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or nonstatutory stock options at the discretion of the Board of Directors and as reflected in the terms of the written option agreement. However, to the extent an optionee would have the right in any calendar year to exercise for the first time one or more incentive stock options for shares having an aggregate fair market value (under all plans of the Company and determined for each share as of the date the option to purchase the share was granted) in excess of $100,000, any such excess options shall be treated as nonstatutory stock options. The 1995 Option Plan is not a qualified deferred compensation plan under Section 401(a) of the Code, and is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended.

         During the fiscal year ended September 30, 1996, (i) options to purchase 15,000 shares of Common Stock were granted pursuant to the 1995 Option Plan to all executive officers, who were executive officers on September 30, 1996, (ii) no options were granted pursuant to the 1995 Stock Option Plan to all current directors who are not executive officers and, (iii) options to purchase 350,817 shares of Common Stock (net of options canceled) were granted pursuant to the 1995 Option Plan to all employees, excluding executive officers. The actual benefits, if any, to the holders of stock options issued under the 1995 Option Plan are not determinable prior to exercise as the value, if any, of such stock options to their holders is represented by the difference between the market price of a share of the Company's Common Stock on the date of exercise and the exercise price of a holder's stock option, as set forth below. For reference purposes, however, grant information with respect to options to purchase Common Stock of the Company granted in the fiscal year ended September 30,1996 under the Company's 1995 Option Plan to the Named Executive Officers, as a group is set forth under "Executive Compensation Stock Option/SAR Grants in Fiscal Year 1996."

Purpose

         The purposes of the 1995 Option Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to the Employees and Consultants of the Company and to promote the success of the Company's business.

Administration

         The 1995 Option Plan may be administered by the Board of Directors or by a committee (or subcommittee in certain instances) of the Board of Directors (the "Administrator"). The 1995 Option Plan is currently being administered by the Compensation Committee of the Board of Directors. If all members of the Compensation Committee do not meet the definition of "outside directors" under Code Section 162(m), a subcommittee of the Compensation Committee consisting of such "outside directors" will have the exclusive authority to grant stock options and purchase rights and otherwise administer the 1995 Option Plan with respect to "covered employees" described in Code Section 162(m) (generally the Company's highest paid executive officers). Members of the Board of Directors receive no additional compensation for their services in connection with the administration of the 1995 Option Plan. All questions of interpretation of the 1995 Option Plan are determined by the Administrator and its decisions are final and binding upon all participants.

Eligibility

         The 1995 Option Plan provides that either incentive stock options or nonstatutory options may be granted to employees (including officers and directors who are also employees) of the Company or any subsidiary. In addition, the 1995 Option Plan provides that nonstatutory options may be granted to consultants of the Company or any of its subsidiaries. The Administrator selects the optionees and determines the number of shares to be subject to each option. The 1995 Option Plan provides that the maximum number of shares of Common Stock which may be granted under options to any one employee during any fiscal year shall be 275,000, subject to adjustment as provided in the 1995 Option Plan.

Terms of Options

         Each option is evidenced by a stock option agreement between the Company and the optionee. Each option is subject to the following additional terms and conditions:

         (a) Exercise of the Option. The Administrator determines when options may be exercised. An option is exercised by giving written notice of exercise to the Company specifying the number of shares of Common Stock to be purchased and by tendering payment of the purchase price. The purchase price of the shares purchased upon exercise of an option shall be paid in consideration of such form as is determined by the Administrator and specified in the option agreement, and such form of consideration may vary for each option.

         (b) Exercise Price. The exercise price of all incentive stock options and non statutory stock options as amended by this proposal granted under the 1995 Option Plan, or any option granted to "covered employees" under Code
Section 162(m), must be at least equal to the fair market value of the Common Stock of the Company on the date of grant. The exercise price of any option granted to an employee who owns stock representing more than 10% of the voting power of all classes of stock of the Company or any parent or subsidiary of the Company must equal at least 110% of the fair market value of the Common Stock on the date of grant. The fair market value per share is equal to the closing price of the Company's Common Stock on the Nasdaq National Market on the date of grant.

         (c)  Termination  of  Employment.   If  the  optionee's  employment  or
consulting relationship terminates for any reason other than disability or death, options under the 1995 Option Plan may be exercised not later than thirty days (or such other period of time not exceeding the date of expiration of the term of such option as set forth in the written option agreement) after such termination and may be exercised only to the extent the option was exercisable on the date of termination. In no event may an option be exercised by any person after the expiration of its term.

         (d) Disability. If an optionee is unable to continue his or her employment or consulting relationship with the Company as a result of his total and permanent disability, options may be exercised within six months of termination (or such other period of time not exceeding the date of expiration of the term of such option as set forth in the written option agreement) and may be exercised only to the extent the option was exercisable on the date of termination. In no event may an option be exercised after the expiration of its term.

         (e) Death. If an optionee should die while employed or retained by the Company, options may be exercised within six months after the date of death (or such other period of time not exceeding the date of expiration of the term of such option as set forth in the written option agreement) and may be exercised only to the extent the optionee was entitled to exercise the option at the date of death. In no event may an option be exercised after the expiration of its term.

         (f) Termination of Options. The 1995 Option Plan provides that options granted have the term provided in the option agreement. In general, these agreements currently provide for a term of ten years. Incentive stock options granted to an optionee who, immediately before the grant of such option, owned more than 10% of the voting power of all classes of stock of the Company or any parent or subsidiary of the Company, may not in any case have a term of more than five years. No option may be exercised by any person after its expiration.

         (g) Option Not Transferable. An option is nontransferable by the optionee other than by will or the laws of descent and distribution, and is exercisable only by the optionee during his or her lifetime or, in the event of the optionee's death, by a person who acquires the right to exercise the option by bequest or inheritance or by reason of the death.

         (h) Acceleration of Options. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, options granted under the 1995 Option Plan shall be assumed or an equivalent option shall be substituted by the successor corporation, unless the Administrator determines, in lieu of such assumption or substitution, that the optionee shall have the right to exercise the option, including shares as to which the option would not otherwise be exercisable. If the Administrator makes an option exercisable in lieu of assumption or substitution in the event of a merger or sale of assets, the Administrator will notify the optionee that the option will be exercisable for a period of thirty
(30) days from the date of the notice, and the option will terminate upon the expiration of such period.

         (i) Other Provisions. The option agreement may contain such other terms, provisions and conditions not inconsistent with the 1995 Option Plan as may be determined by the Administrator or its committee.

Adjustments Upon Changes in Capitalization

         In the event any change, such as a stock split, reverse stock split, stock dividend, combination or reclassification, is made in the Company's capitalization that results in an increase or decrease in the number of outstanding shares of Common Stock without receipt of consideration by the Company, appropriate adjustment shall be made in the exercise price of each outstanding option, the number of shares subject to each option, the annual limitation on grants to employees, as well as the number of shares available for issuance under the 1995

Option Plan. In the event of the proposed dissolution or liquidation of the
Company,   each  option  will  terminate  unless   otherwise   provided  by  the
Administrator.

Amendment and Termination

         The Board of Directors may amend the 1995 Option Plan at any time or from time to time or may terminate it without approval of the shareholders; provided, however, that shareholder approval is required for any amendment to the 1995 Option Plan that increases the number of shares subject to the 1995 Option Plan, changes the designation of the class of persons eligible to be granted Options, changes the limitation on grants to employees or results in a change which would require shareholder approval to qualify options granted hereunder as performance-based compensation under Section 162(m) of the Code, or results in any revision or amendment requiring shareholder approval in order to preserve the qualification of the Plan under Rule 16b-3. No action by the Board of Directors or shareholders may alter or impair any option previously granted under the 1995 Option Plan. The 1995 Option Plan terminates in November 2005 (unless terminated at an earlier date by the Board of Directors), provided that any options then outstanding under the 1995 Option Plan remain outstanding until they expire by their terms.

Federal Income Tax Aspects of the 1995 Option Plan

         The following is a brief summary of the federal income tax consequences of transactions under the 1995 Option Plan based on federal income tax laws in effect on the Record Date. This summary is not intended to be exhaustive and does not address all matters which may be relevant to a particular optionee based on his or her specific circumstances. The summary addresses only current federal income tax law and expressly does not discuss the income tax law of any state, municipality or non-U.S. taxing jurisdiction or gift, estate or other tax laws other than federal income tax law. The Company advises all optionees to consult their own tax advisors concerning tax implications of option grants and exercises and the disposition of stock acquired upon such exercises under the 1995 Option Plan.

         Options granted under the 1995 Option Plan may be either "incentive stock options," as defined in Section 422 of the Code, or nonstatutory options. If an option granted under the 1995 Option Plan is an incentive stock option, under Federal tax laws the optionee will recognize no income upon grant of the incentive stock option and incur no tax liability due to the exercise unless the optionee is subject to the alternative minimum tax. The Company will not be allowed a deduction for Federal income tax purposes as a result of the exercise of an incentive stock option regardless of the applicability of the alternative minimum tax. Upon the sale or exchange of the shares more than two years after grant of the option and one year after exercise of the option by the optionee, any gain will be treated as long-term capital gain under Federal tax laws. If these holding periods are not satisfied, the optionee will recognize ordinary income under Federal tax laws equal to the difference between the exercise price and the lower of the fair market value of the stock at the date of the option exercise or the sale price of the stock. A different rule for measuring ordinary income upon such a premature disposition may apply if the optionee is also an officer, director, or 10% shareholder of the Company. The Company will be entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Any gain recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income will be characterized under Federal tax laws as long-term capital gain if the sale occurs more than one year after exercise of the option or as short-term capital gain if the sale is made earlier. For individual taxpayers, the current Federal tax rate on long-term capital gains is capped at 28%, whereas the maximum rate on other income is 39.6%. Capital losses are allowed under Federal tax laws in full against capital gains plus $3,000 of other income.

         The exercise of an incentive stock option may subject the optionee to the alternative minimum tax under Section 55 of the Code. The alternative minimum tax is calculated by applying a tax rate of 26% to alternative minimum taxable income of joint filers up to $175,000 ($87,500 for married taxpayers filing separately) and 28% to alternative minimum taxable income above that amount. Alternative minimum taxable income is equal to

(i) taxable income adjusted for certain items, plus (ii) items of tax preference less (iii) an exclusion of $45,000 for joint returns and $33,750 for individual returns. Alternative minimum tax will be due if the tax determined under the foregoing formula exceeds the regular tax of the taxpayer for the year. In computing alternative minimum taxable income, shares purchased upon exercise of an incentive stock option are treated as if they had been acquired by the optionee pursuant to exercise of an nonstatutory option (see below). As a result, the optionee recognizes alternative minimum taxable income equal to the excess of the fair market value of the Common Stock on the date of exercise over the option's exercise price. Because the alternative minimum tax calculation may be complex, any optionee who upon exercising an incentive stock option would recognize (together with other alternative minimum taxable income preference and adjustment items for the year) alternative minimum taxable income in excess of the exclusion amount noted above should consult his or her own tax advisor prior to exercising the incentive stock option. If an optionee pays alternative minimum tax, the amount of such tax may be carried forward as a credit against any subsequent year's regular tax in excess of the alternative minimum tax for such year.

         All other options which do not qualify as incentive stock options are referred to as nonstatutory options. An optionee will not recognize any taxable income under Federal tax laws at the time he or she is granted a nonstatutory option. However, upon its exercise, under Federal tax laws the optionee will recognize ordinary income for tax purposes measured by the excess of the then fair market value of the shares over the exercise price. In certain circumstances, where the shares are subject to a substantial risk of forfeiture when acquired or where the optionee is an officer, director or 10% shareholder of the Company, the date of taxation under Federal tax laws may be deferred unless the optionee files an election with the Internal Revenue Service under
Section 83(b) of the Code. The income recognized by an optionee who is also an employee of the Company will be subject to tax withholding by the Company by payment by the optionee of the taxes in cash or out of the current earnings paid to the optionee. Upon resale of such shares by the optionee, any difference between the sale price and the optionee's tax basis (exercise price plus the income recognized upon exercise) will be treated under Federal tax laws as capital gain or loss, and will qualify for long-term capital gain or loss treatment if the shares have been held for more than one year.

Required Vote

         The approval of the amendments to the 1995 Option Plan, as described in this Proposal No. 2, requires the affirmative vote of the holders of a majority of the shares of the Company's Common Stock present at the Annual Meeting in person or by proxy and entitled to vote.

Recommendation of the Board of Directors

         The Board of Directors recommends a vote FOR the approval of the amendments to the 1995 Option Plan as described in this proposal No. 2.


                      PROPOSAL NO. 3: APPROVAL OF AUDITORS

         The Board of Directors has appointed the firm of Ernst & Young LLP, independent public accountants, to audit the financial statements of the Company for the fiscal year ending September 30,1997. In the event the shareholders do not ratify such appointment, the Board of Directors will reconsider its selection. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have the opportunity to respond to appropriate questions and to make a statement if they desire.

Required Vote

         The ratification of the appointment of Ernst & Young LLP as the Company's independent auditors requires the affirmative vote of the holders of a majority of the shares of the Company's Common Stock present at the Annual Meeting in person or by proxy and entitled to vote.

Recommendation of the Board of Directors

         The Board of Directors recommends a vote FOR ratification of the approval of Ernst & Young LLP as the Company's independent auditors for the year ending September 30, 1997.

                                   MANAGEMENT

Executive Officers

     The executive officers of the Company as of September 30, 1996 and their ages as of February 27, 1997 are as follows:

      Name                     Age                    Position

Chun P. Chiu                    55        Chairman of the Board of Directors and
                                          Chief Technical Officer
R. Paul Gupta                   58        President and Chief Executive Officer
Stephen H. Vonderach            62        Vice President of Finance and
                                          Chief Financial Officer
Albert R. Enamait               58        Vice President of Sales and Marketing
Edward J. Bradley, Jr.          54        Vice President of Manufacturing
Jacob H. V. Foraker             45        Vice President of Logic and Memory

-------------

     Mr. Chiu, one of the Company's founders, has served as the Company's Chairman of the Board since its inception in 1988, Chief Executive Officer from inception until March 1996 and President from inception until June 1994. In March of 1996 he became the company's Chief Technical Officer. In 1980, Mr. Chiu co-founded Integrated Device Technology, Inc. ("IDT"), a semiconductor manufacturer, and served in various management positions at IDT through 1988, most recently as Director, Business Development for Japan and Far East. Mr. Chiu holds an MSEE degree from Oregon State University and a BSEE degree from Waseda University, Tokyo, Japan.

         Mr. Gupta has served as Chief Executive Officer since March 1996, Chief Operating Officer from February 1993 to March 1996 and as a director of the Company since August 1995. He served as Vice President of Operations from August 1992 until June 1994. From 1988 to 1992, Mr. Gupta served as President of Blackship Computers, a systems integration company. Mr. Gupta holds a BSEE degree from California State University-San Luis Obispo.

         Mr. Vonderach has served as Vice President and Chief Financial Officer of the Company since 1993. From 1983 to 1993, Mr. Vonderach served as Vice
President of Finance and Chief Financial Officer of Appian Technology, a manufacturer of application specific integrated circuits and high end graphics boards. Mr. Vonderach holds a BBA degree from University of Pittsburgh and an MBA degree from Pepperdine University.

     Mr. Albert Enamait has served as the Company's Vice President of Sales and Marketing since July 1, 1996. From 1991 until 1996 Mr. Enamait was a consultant with BJE Associates, an executive training and consulting firm. From 1989 to 1991, Mr. Enamait was Director, Worldwide Sales and Standard Product Marketing for Raytheon Semiconductor, a semiconductor manufacturer.

     Mr. Edward J. Bradley, Jr. joined the Company in January 1993. Before his appointment to Vice President Marketing in February 1996, Mr. Bradley served as Director, Manufacturing Operations. Prior to joining the Company, from 1976 to 1993, Mr. Bradley was employed with Harris Semiconductor (formerly GE/Intersil), a semiconductor manufacturer, where he held various positions in manufacturing management including Operations Manager, Plant Manager and Director of Production Control and Test Operations.

     Mr. Jacob Foraker has served as the Company's Vice President Logic and Memory Products since February 1996 and as Director of Business Development from September 1995 to February 1996. Before joining the Company, from 1989 to 1995, Mr. Foraker worked as a management consultant specializing in operations with his own consulting firm and with Leemak, a management consulting firm. Mr. Foraker holds a B.A. degree from Widener University.

           SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

     The following table sets forth the beneficial ownership of the Company's Common Stock as of December 31, 1996 as to (i) each person who is known by the Company to beneficially own more than five percent of the Company's Common Stock, (ii) each of the Company's directors serving as of September 30,1996,
(iii) each of the executive officers named in the Summary Compensation Table beginning on page 16, and (iv) all directors and executive officers as a group.




                     5% Shareholders, Directors,
                      Named Executive Officers,                              Shares Beneficially Owned(1)
                                                                           ---------------------------------------
        and Directors and Executive Officers as a Group                      Number               Percent(2)
    ------------------------------------------------------------------     ----------------     -------------------

    FMR Corp.
    82 Devonshire Street
    Boston, MA 02109                                                          314,400                5.3%

    Chun P. Chiu (3)
    c/o Quality Semiconductor
    851 Martin Avenue
    Santa Clara, CA  95050                                                    435,690
                                                                                                     7.3

    Manohar L. Malwah (4)
    c/o Quality Semiconductor
    851 Martin Avenue
    Santa Clara, CA  95050
                                                                              348,844                5.8

    Entities affiliated with
    Kanematsu Semiconductor Corporation (5)
    Masaharu Shinya
    6-1, Shintomi 1-Chome
    Chuo-ku
    Tokyo 104, Japan

                                                                              179,998                3.0

    Andrew J. S. Kang (6)                                                     269,250                4.5

    R. Paul Gupta (7)                                                         143,999                2.4

    Robert L. Puette (8)                                                        5,000                *

    David D. Tsang                                                             20,000                *

    Stephen H. Vonderach (9)                                                   42,247                *

    Edward J. Bradley, Jr. (10)                                                11,545                *

    Jacob H. V. Foraker (11)                                                    6,582                *

    All current officers and directors as a group
    (11 persons) (12)                                                       1,463,135               23.5


----------

     *Less than 1%

     (1) Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock.

     (2) As of December 31, 1996, 5,976,472 shares were issued and outstanding, exclusive of shares held by the Company as treasury stock.

     (3)  Includes   30,469*  shares   subject  to  outstanding   stock  options
exercisable on or before March 1, 1997.

     (4)  Includes   14,666*  shares   subject  to  outstanding   stock  options
exercisable on or before March 1, 1997.

     (5) Includes 5,000* shares subject to outstanding stock option exercisable on or before March 1, 1997. Also includes 8,333 shares held by Masuharu Shinya, a director of the Company. Also includes 99,999 shares held by Kanematsu Semiconductor Corporation, and 66,666 shares held by Kanematsu Corporation, as to which Mr. Shinya disclaims beneficial ownership. Mr. Shinya is the president of Kanematsu Semiconductor Corporation.

     (6) Includes 6,999* shares subject to outstanding stock options exercisable on or before March 1, 1997. Also includes 258,251 shares held by Technology Associates Corporation, as to which Mr. Kang disclaims beneficial ownership other than to the extent of his individual proportionate interest. Andrew J.S. Kang, a director of the Company, is the president of Technology Associates Corporation.

     (7)  Includes   137,332*  shares  subject  to  outstanding   stock  options
exercisable on or before March 1, 1997.

     (8) Includes 5,000* shares subject to outstanding stock options exercisable on or before March 1, 1997.

     (9)  Includes   38,344*  shares   subject  to  outstanding   stock  options
exercisable on or before March 1, 1997.

     (10)  Includes   9,500*  shares  subject  to   outstanding   stock  options
exercisable on or before March 1, 1997.

     (11)  Represents   6,562*  shares  subject  to  outstanding  stock  options
exercisable on or before March 1, 1997.

     (12) Includes an aggregate of 253,872* shares subject to outstanding stock options and warrants exercisable on or before , March 1, 1997. Includes shares described in footnotes 5 and 6 above owned by affiliates of certain of the Company's directors, as to which such directors may have disclaimed beneficial ownership.

(*) Assumes no exercises prior to December 31, 1996.

                             EXECUTIVE COMPENSATION

Summary Compensation Table

         The following table shows the compensation received by the Company's Chief Executive Officer and the four other most highly compensated executive officers of the Company for fiscal year 1996.


                                                                                    Long-Term
       Annual Compensation                                                        Compensation
                                                                                 ---------------------
                                                                                      Awards
   ----------------------------------- ------- ------------- ----------------    ---------------------
                                                                                                             All Other
   Name and Principal Position         Year    Salary ($)    Bonus ($)(1)        Options/SARs (#)      Compensation ($)
   ---------------------------         ----    ----------    ------------        -----------------     ----------------
   Chun P. Chiu                        1996    $202,736      $ 72,570                49,000                    -
   Chairman of the Board and           1995    $167,692      $104,802                34,000                    -
   Chief Technical Officer             1994    $141,539      $101,284                 -                        -

   R. Paul Gupta                       1996    $272,025      $108,376                132,500               $4,060 (2)
   President and Chief                 1995    $201,379      $131,788                 87,500               $4,060 (2)
   Executive Officer                   1994    $156,694      $ 62,062                 80,000                   -

   Stephen H. Vonderach                1996    $148,151      $ 57,157                 43,000                   -
   Vice President of Finance and       1995    $128,500      $ 71,309                 28,000                   -
   Chief Financial Officer             1994     $112,995     $ 14,735                  6,666                   -

     Jacob H. V. Foraker
                                       1996     $137,124     $ 15,000                 45,000                   -

   Edward J. Bradley, Jr.              1996     $111,770     $ 20,000                 017,000                  -


-------------

     (1) Includes amounts paid in 1996 for services rendered in 1995. Includes amounts paid in 1995 for services rendered in 1994. Includes amounts paid in 1994 for services rendered in 1993.

     (2) Represents premiums paid on life insurance policy for the named individual's benefit.

         The following tables set forth information for the named executive officers with respect to grants of options to purchase Common Stock of the Company made in the fiscal year ended September 30,1996 and the value of all options held by such executive officers on September 30,1996.

 Stock Option/SAR Grants in Fiscal Year 1996

                                                                                                Potential Realizable
                                                                                            Value at Assumed Annual
                                                                                                Rates of Stock Price
                                                                                             Appreciation for Option
                                            Individual Grants                                            Term (1)
  ----------------------------------------------------------------------------------------  ------------------------------
                               Number of        % of Total
                                Securities     Options/SARs
                               Underlying       Granted to     Exercise or
                             Options/SARs      Employees in    Base Price     Expiration
                 Name            Granted         Fiscal Year       ($/Sh)          Date         5% ($)       10% ($)
   ------------------------------------------------------------------------------------------------------  ---------

   Chun P. Chiu                     14,000 (2)      1.0%             $4.25      7/25/06          $37,419       $94,827
                                    19,500 (2)      1.4%             $4.25      7/25/06          $52,120      $132,081
                                       500 (2)      *                $4.25      7/25/06           $1,336        $3,398
                                    15,000 (3)      1.1%             $4.25      7/25/06          $40,092      $101,601

   R. Paul Gupta                     7,500 (2)      *                $4.25      7/25/06          $20,046       $50,801
                                    80,000 (2)      5.9%             $4.25      7/25/06         $213,824      $541,872
                                    45,000 (3)      3.3%             $4.25      7/25/06         $120,276      $304,803

   Stephen H. Vonderach             16,000 (2)      1.2%             $4.25      7/25/06          $42,764      $108,374
                                    12,000 (2)      *                $4.25      7/25/06          $32,074       $81,281
                                    15,000 (3)      1.1%             $4.25      7/25/06          $40,094      $101,601

   Jacob H. V. Foraker               7,500 (2)      *                $4.25      7/25/06          $20,046       $50,801
                                    17,500 (2)      1.3%             $4.25      7/25/06          $46,774      $118,534
                                    10,000 (2)      *                $4.25      7/25/06          $26,728       $67,734
                                    10,000 (2)      *                $4.25      7/25/06          $26,728       $67,734

   Edward J. Bradley, Jr.            2,000 (2)      *                $4.25      7/25/06           $5,346       $13,547
                                     5,000 (2)      *                $4.25      7/25/06          $13,364       $33,867
                                     5,000 (2)      *                $4.25      7/25/06          $13,364       $33,867
                                     5,000 (2)      *                $4.25      7/25/06          $13,364       $33,867


--------------

(*)    Less than one percent.

(1) The 5% and 10% assumed rates of appreciation are suggested by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future Common Stock price. There can be no assurance that any of the values reflected in the table will be achieved. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent upon a number of factors, including the future performance of the Common Stock, overall market conditions and the timing of option exercises, if any.

(2) Stock options were granted pursuant to the 1989 Stock Option Plan ("1989 Option Plan") and 1995 Option Plan and are exercisable in 2.08% increments monthly commencing 30 days from the date of the grant, becoming fully vested on the fourth anniversary of the date of the grant.

(3) Stock options were granted pursuant to the 1989 Option Plan and are 50% exercisable in 2.08% increments monthly commencing 30 days from the date of the grant, becoming fully vested on the fourth anniversary of the date of grant and 50% fully vested and exercisable on the fourth anniversary of the date of the grant but can be exercised earlier if certain performance criteria are met.

Aggregated Option/SAR Exercises in Fiscal Year 1996 and Option/SAR Values at End of Fiscal Year 1996


                                                                        Number of                     Value of
                                                                   Securities Underlying            Unexercised
                                                                        Unexercised                In-the-Money
                                                                     Options/SARs at              Options/SARs at
                                  Shares                            Fiscal Year-End (#)       Fiscal Year-End ($)(2)
            Name              Acquired on          Value                Exercisable/               Exercisable/
                               Exercise (#)   Realized($)(1)           Unexercisable              Unexercisable
   ------------------------- --------------- ----------------- ---------------------------  ---------------------------

   Chun P. Chiu                      -                 -              22,063 /   53,936          $95,523 / $177,082
   R. Paul Gupta                     -                 -             112,333 /  176,832         $581,001 / $630,569
   Stephen H. Vonderach          1,000             3,175              29,646 /   52,353         $136,301 / $180,394
   Edward J. Bradley, Jr.            -                 -               6,165 /   18,334          $30,576 / $ 61,507
   Jacob H. V. Foraker               -                 -               1,876 /   43,124           $5,863 / $134,763

--------------

     (1) Calculated on the basis of the fair value of the underlying securities at exercise, minus the exercise price.

     (2) Calculated on the basis of the fair value of the underlying securities at year-end minus the exercise price.

Ten-Year Option/SAR Repricings

         The following table sets forth certain information as of September 30, 1996 with respect to the repricing of certain stock options held by the Company's executive officers.

                                           Number of
                                          Securities        Market                                        Length of
                                          underlying       price of       Exercise                        original
                                           options/        stock at       price at                       option term
                                             SAR's         time of         time of                      remaining at
                                          repriced or    repricing or   repricing or        New            date of
                                            amended       amendment       amendment      exercise       repricing or
          Name                Date          (#) (1)          ($)             ($)         price ($)        amendment
--------------------------- ----------- -------------- --------------- -------------- -------------- ------------------

Chun P. Chiu                7/25/96         14,000          $4.25          $ 7.92          $4.25          3.3 years
                            7/25/96         19,500          $4.25          $11.50          $4.25          8.4 years
                            7/25/96            500          $4.25          $11.50          $4.25          8.4 years

R. Paul Gupta               7/25/96          7,500          $4.25          $ 7.20          $4.25          3.3 years
                            7/25/96         80,000          $4.25          $11.50          $4.25          8.4 years

Stephen H. Vonderach        7/25/96         16,000          $4.25          $ 7.20          $4.25          3.3 years
                            7/25/96         12,000          $4.25          $11.50          $4.25          8.4 years
                            7/25/96          7,500          $4.25          $ 8.00          $4.25          8.4 years

Jacob H.V. Foraker          7/25/96         17,500          $4.25          $ 8.00          $4.25          8.4 years
                            7/25/96         10,000          $4.25          $ 6.75          $4.25          9.6 years

Edward J. Bradley, Jr.      7/25/96          2,000          $4.25          $ 7.20          $4.25          3.3 years
                            7/25/96          5,000          $4.25          $ 8.00          $4.25          8.4 years
                            7/25/96          5,000          $4.25          $ 6.75          $4.25          9.6 years


(1) In order to improve the incentive provided by certain previously awarded options, the Compensation Committee of the Board of Directors, in July 1996, approved an option exchange for all employees holding options with an exercise price in excess of $4.25 entitling each such employees to cancel their outstanding options in exchange for new options with an exercise price of $4.25 per share, the fair market value of the company's stock on the date of Board approval. The new options were subject to the same vesting schedule as the canceled options, including the same original vesting commencement date, except for officers' new options which began vesting on July 25, 1996, the date of the grant.

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report shall not be incorporated by reference into any such filings.

Report of Compensation Committee and Stock Compensation Committee

         In fiscal year 1996, executive officer compensation had two primary elements: cash compensation (divided into a base salary component and a bonus component) and equity-based compensation. The Compensation Committee of the Board of Directors (the "Committee") is responsible for setting and administering the policies which govern the annual cash compensation of executive officers and other key employees. Mr. Chiu does not participate in deliberations of the Committee relating to his compensation. The Stock Compensation Committee is responsible for administering the various equity-based incentive compensation and benefit plans (including the Company's stock purchase and stock option plans). After review and approval by the Committee and the Stock Compensation Committee, all issues relating to executive compensation are submitted to the entire Board for approval, with any interested directors absent and abstaining. The Company maintains compensation programs designed to attract, retain, and motivate management with incentives linked to Company performance that enhances shareholder value.

         In accordance with recently adopted rules designed to enhance disclosure of companies' policies toward executive compensation, the following is a report submitted by the members of the above listed committees in their capacity as the Board's Committee and Stock Compensation Committee, addressing the Company's compensation policy as it related to the Company's executive officers for fiscal 1996.

Compensation Policy

         The goal of the Company's executive compensation policy is to ensure that an appropriate relationship exists between executive pay and the creation of shareholder value, while at the same time motivating and retaining key employees. To achieve this goal, the Company's executive compensation policies integrate annual base compensation, bonuses based on corporate performance, and stock option grants. All executive officers as well as senior-level managerial and technical employees are eligible for and do participate in these compensation plans.

         Base Salary

         The Committee evaluates the performance and sets the salary of the Company's Chief Executive Officer, R. Paul Gupta on an annual basis. Mr. Gupta evaluates the performance of all other executive officers and recommends salary adjustments which are reviewed and approved by the Committee. Survey data is drawn from comparable companies participating in semiconductor executive compensation surveys. Within this framework, executive salaries are determined based on individual performance, level of responsibility, the Company's overall salary structure, and the financial condition of the Company. The Company's compensation policy is designed to maintain executive officer base salaries within a range approximating the median of such salary data for like characteristics.

         Bonuses

         The Company seeks to provide cash-based annual incentives and rewards to executives who make contributions of outstanding value, contingent upon the performance of the Company as a whole.

         The Company's annual bonus program is funded by the attainment of specific revenue and profit goals, with individual payouts based on performance relative to both additional corporate objectives and specific objectives for each executive's division. The revenue and profit goals and the corporate objectives are recommended by the Chief Executive Officer and approved by the Committee and the full Board.

         Both the target amount and potential range of bonuses available to executive officers are set annually by the Committee. Bonus awards are weighted so that high-end bonuses are available when the Company's performance exceeds corporate target, up to a defined maximum, and proportionally smaller or no awards are made when the Company does not meet corporate target.

         Stock Options

         The Stock Compensation Committee believes that equity ownership provides significant additional motivation to executives to maximize value for the Company's shareholders, and therefore approves both annual and periodic grants of stock options under the Company's 1995 and 1989 Option Plans. The Company's option grants are generally approved on an annual basis largely in recognition of individual performance during the fiscal year. In addition, the Company generally approves option grants in connection with the hiring of new employees. The amounts of grants are determined relative to guidelines derived from an industry survey of executive stock compensation. In determining individual grants, the Stock Compensation Committee also considers individual performance, current stock option holdings, and grants to others within the Company. Additional grants may be given during the fiscal year in recognition of promotions or exemplary performance achievements.

         Stock options are granted at the prevailing market price and will only have value if the Company's stock price increases over the exercise price. The Stock Compensation Committee believes that the performance-based value of stock options serves to align the interests of executive officers closely with those of other shareholders.

         In addition to providing an opportunity for increased equity ownership, stock options also create an incentive for officers and key employees to remain with the Company for the long term, as such options become exercisable over time for so long as the officer or key employee continues his or her employment relationship with the Company.

         Deductibility of Executive Compensation

         The Committee has considered the impact of Section 162(m) of the Internal Revenue Code adopted under the Omnibus Budget Reconciliation Act of 1993, which section disallows a deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for the Chief Executive Officer and four other most highly compensated executive officers, unless such compensation meets the requirements for the "performance-based" exception to the general rule. Since the cash compensation paid by the Company to each of its executive officers is expected to be well below $1 million and the Committee believes that options granted under the 1995 and 1989 Option Plans will meet the requirements for qualifying as performance-based, and the Committee believes that this section will not affect the tax deductions available to the Company. It will be the Committee's policy to qualify, to the extent reasonable, the executive officers' compensation for deductibility under applicable tax law.

Chief Executive Officer Compensation

     For fiscal 1996, the compensation of R. Paul Gupta, the Chief Executive Officer of the Company, consisted of base salary and a bonus. Mr. Gupta did not participate in any decisions related to his compensation.

         After careful review of the Company's performance as measured against the annual operating goals and objectives, the Committee determined that 114% of the operating goal was achieved and that 100% of all corporate objectives were realized in fiscal 1995. The Committee found Mr. Gupta's target bonus award of 40% to be appropriate relative to his total compensation package and what other executive officers in related industries can achieve. On the basis of the Company's performance during fiscal 1995, an incentive bonus of approximately 54% of base salary, or 135% of target award, was awarded in the amount of $108,376.

Report on Repriced Stock Options

         In July 1996, the Board of Directors' Compensation Committee determined that it was in the best interest of the Company to offer to reprice the then-existing stock option grants of the Company with exercise prices in excess of the then-current fair market value of the Company's Common Stock. Included in the repricing actions were options held by the Company's executive officers.

         The objectives of the company's Stock Option Plans (the "Stock Option Plans") are to promote the interests of the company by providing employees, certain directors, and certain consultants or independent contractors an incentive to acquire a proprietary interest in the Company and to continue to render services to the

Company. It was the view of the Committee that such options with exercise prices substantially above the current market price of the Company's Common Stock were viewed negatively by most optionees of the company, and provided little, if any, equity incentive to the optionees. The committee thus concluded that such option grants seriously undermined the specific objectives of the Stock Options Plans and should properly be repriced. In making this decision, the Committee also considered the fairness of such a determination in relation to other shareholders. In the opinion of the Committee, the shareholders' long-term best interests were clearly served by the retention and motivation of optionees.

         In this context, the Committee decided that effective July 25, 1996 (the "Grant Date") all optionees holding stock options with exercise prices in excess of the fair market value of the Company's Common Stock could receive a one-for-one repricing of their then-existing unexercised stock options with a new exercise price set at $4.25 per share, the fair market value of the Company's Common Stock on the Grant Date. The Company completed this repricing through a one-for-one stock option exchange of stock options with an exercise price in excess of $4.25 per share for all optionees. The new options were subject to the same vesting schedule as the canceled options, except for officers' new options which began vesting on July 25, 1996, the date of the grant. The exchange was completed in July 1996.

         It is the opinion of the Board of Directors that this program helped build optionee morale and provided new incentives for the Company's employees and management.

      Compensation Committee                   Stock Compensation Committee

      Chun P. Chiu                             Andrew J.S. Kang
      Manohar L. Malwah                        Robert L. Puette
      Andrew J.S. Kang
      Robert L. Puette


Compensation Committee Interlocks and Insider Participation

     The Compensation Committee of the Company's Board of Directors consists of Messrs. Chiu, Malwah, Kang and Puette. Mr. Chiu is the Chairman of the Board of Directors of the Company. Mr. Chiu does not participate in deliberations of the Compensation Committee relating to his compensation.

Performance Graph

          The following graph compares, for the period of time that the Company's Common Stock has been registered under Section 12 of the Securities Exchange Act of 1934, the cumulative total shareholder return for the Company, the NASDAQ Stock Market - U.S., and the Hambrecht & Quist Semiconductor Index. The stock price performance on the following graph is not necessarily indicative of future stock price performance. Comparison of Total Return*

                             Performance Graph Data



Measurement Period                          Quality.                   NASDAQ           H&Q
Fiscal Year Covered                         Semiconductor, Inc         Market-US        Semiconductor
------------------------                    -----------------------    -------------    -----------------

          11/17/94                            100.00                     100.00            100.00
FYE        9/24/95                            189.00                     137.00            185.00
FYE        9/29/96                             82.00                     163.00            138.00



     Assumes $100 invested on November 17, 1994, the date of the Company's initial public offering, in the Common Stock of Quality Semiconductor, Inc., and $100 invested on October 31, 1994 in the NASDAQ Stock Market - U.S. and the Hambrecht & Quist Semiconductor Index. The above graph further assumes reinvestment of dividends.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Since October 1, 1993, the Company has entered into certain transactions with Kanematsu Semiconductor Corporation ("Kanematsu"), a greater than five percent shareholder of the Company, whose affiliate, Mr. Shinya, serves on the Company's Board of Directors. In June 1990, the Company entered into a sales agreement pursuant to which Kanematsu acts as an intermediary in the purchase of products from the Company's wafer fabrication facilities. The Company pays a commission for this service and in return receives extended payment terms, foreign exchange services, and inventory handling services. Under this arrangement, the Company paid approximately $278,000 during fiscal 1996 in commissions. Pursuant to a distribution agreement entered into with Kanematsu in November 1991, the Company sold products to Kanematsu totaling approximately $4.9 million in fiscal 1996. During fiscal 1992 and 1993, the Company issued promissory notes to Kanematsu USA, Inc., an affiliate of Kanematsu, to finance approximately $1,104,000 and $365,000, respectively, of capital equipment, at annual interest rates ranging from twelve to fourteen percent. The Company paid the balance due on these notes during fiscal year 1996. On March 28, 1996, the Company entered into an agreement with Kanematsu USA Inc., an affiliate of Kanematsu Semiconductor Corporation, a shareholder of the Company, to finance approximately $8.0 million of wafer fabrication equipment for installation at Quality Semiconductor Australia Pty. Limited ("QSA"), a subsidiary of the Company. The agreement expires March 31, 2001 and the borrowings bear interest at a rate of 8.5%. As of September 30, 1996, there were borrowings of $3.7 million against this agreement, of which $3.5 million was outstanding.

         In November 1996, Technology Associates Corporation ("Technology Associates"), whose president, Mr. Kang, serves on the Company's Board of Directors, purchased an unsecured convertible/redeemable note in principal amount of approximately $1 million (the "Note") of QSA. The Note is convertible into and can be redeemed for 146,586 shares of the Common Stock of QSA or 146,586 shares of the Common Stock of the Company. In December 1996, QSA notified Technology Associates that it was redeeming the Note for 146,586 shares of the Common Stock of the Company.

      COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

         Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

         To the Company's knowledge, based solely upon review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended September 30, 1995 all
Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

                                  OTHER MATTERS

         The Board of Directors knows of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, then the persons named in the enclosed form of proxy will vote the shares they represent in such manner as the Board may recommend.

                              SHAREHOLDER PROPOSALS

         Proposals of shareholders of the Company that are intended to be presented by such shareholders at the Company's 1998 Annual Meeting of Shareholders must be received by the Company no later than September 26, 1997 in order that they may be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

                                        THE BOARD OF DIRECTORS

Dated:  January 23, 1997